Exhibit 4.16

THIS FIRST SUPPLEMENTAL AGREEMENT is made the 5th day of August Two thousand nine between:

(1)
MANOLIS SHIPPING LIMITED, being a company incorporated in accordance with the laws of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, Republic of Marshall Islands (referred to below as the "Borrower");

(2)
SAF-CONCORD SHIPPING LTD, being a company incorporated in accordance with  the laws of the Republic of Liberia whose registered office is situated at 80, Broad Street, Monrovia, Liberia (referred to below as the "Additional Corporate Guarantor"); and

(3)
EFG EUROBANK ERGASIAS, S.A., a banking societe anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece, acting for the purposes of this Agreement through its office at 83, Akti Miaouli, 185 38 Piraeus, Greece (referred to below as "the Bank").

SUPPLEMENTAL TO a loan agreement dated 7th June 2007 (hereinafter called the "Original Loan Agreement") made between (i) the Borrower and (ii) the Bank whereby the Bank advanced to the Borrower a loan facility of (originally) up to United States Dollars ten million (US$ 10,000,000) (the "Original Loan"), of which Original Loan the parties to this First Supplemental Agreement acknowledge that the amount presently remaining outstanding is United States Dollars eight million seven hundred twenty thousand (US$ 8,720,000) (the "Loan").

WHEREAS:-

(A)
In view of the decline observed in the value of the Vessel (as this term is defined in the Original Loan Agreement) and in order for the Bank to continue to make the Loan available to the Borrower, the Bank has requested, that the Borrower provides to the Bank in accordance with the provisions of Clause 13.5 of the Original Loan Agreement with additional security, which the Borrower has agreed to do on the terms and subject to the conditions of this First Supplemental Agreement.

(B)
As a condition precedent to the Bank's agreement to continue to make the Loan available to the Borrower, the Borrower has agreed, inter alia, to procure that additional security be provided and more particularly to procure the Additional Corporate Guarantor (as hereinafter defined), being a company with common financial interests and mutual cooperation and assistance with the Borrower to execute and deliver the Additional Corporate Guarantee (as hereinafter defined) of the Borrower's obligations under the Loan Agreement and the Master Swap Agreement,  the Additional Corporate Guarantee to be secured by the Collateral Mortgage, the Collateral

Assignment and the New Manager's Undertaking (as these terms are hereinafter defined) and to accept certain amendments to be made to the Original Loan Agreement as described hereinafter.

(C)
The Bank has agreed to give its consent to the above on the terms and subject to the conditions of this First Supplemental Agreement which shall be read as one with the Original Loan Agreement and the definitions contained in the Original Loan Agreement shall apply to the provisions of this First Supplemental Agreement, save to the extent that such definitions are amended hereunder and in consequence thereof the parties hereto enter into this First Supplemental Agreement.

NOW THIS FIRST SUPPLEMENTAL AGREEMENT WITNESSES as follows:

1.           DEFINITIONS AND INTERPRETATION

In this First Supplemental Agreement the following words and expressions shall have the following meanings:

"Additional Corporate Guarantee" means a guarantee and indemnity given or, as the context may require, to be given by the Additional Corporate Guarantor in form and substance satisfactory to the Bank, of all the Borrower's obligations under the Loan Agreement and the Master Swap Agreement in favour of the Bank, as a security for the Indebtedness and any and all obligations of the Borrower under the Loan Agreement and the Master Swap Agreement, such Additional Corporate Guarantee to expire on the 31st July 2010. The Additional Corporate Guarantee shall be automatically renewed on each anniversary date of such expiry date for one (1) year following the Borrower's respective request and the Additional Corporate Guarantor's written consent and subject to the Bank's prior written approval at its free and absolute discretion.

"Additional Corporate Guarantor" means SAF-CONCORD SHIPPING LTD, being a company incorporated in accordance with the laws of the Republic of Liberia whose registered office is situated at 80, Broad Street, Monrovia, Liberia;

"Additional Security Documents" means the Collateral Security Documents and the New Manager's Undertaking;

"Collateral Assignment" means the second priority deed of assignment of the Insurances Earnings and Requisition Compensation in respect of the Collateral Vessel executed or, as the context may require, to be executed by the Additional Corporate Guarantor in favour of the Bank;

"Collateral Mortgage" means the second preferred Liberian ship mortgage on the Collateral Vessel executed or, as the context may require, to be executed by the Additional Corporate Guarantor in favour of the Bank;

"Collateral Security Documents" means the Additional Corporate Guarantee, the Collateral Mortgage, the Collateral Assignment and the New Manager's Undertaking;

"Collateral Vessel" means the m.v. "MONICA P." built in 1998, being of 27011 gross tons and of 16011 net tons currently registered under the Liberian flag in the ownership of the Additional Corporate Guarantor with Official Number 10909;

"Effective Date" means the date on which the Bank certifies to the Borrower that all of the conditions referred to in Clause 2 have been satisfied;

"General Assignments" means:
(a)           the first priority deed of assignment of the Insurances, Earnings and Requisition Compensation in respect of Vessel A (as herein defined) dated 7th June 2007 executed by the Borrower in favour of the Bank; and
(b)           the Collateral Assignment;

"Loan Agreement" means the Loan Agreement dated 7th June 2007, made between the Bank and the Borrower and more particularly described in Recital (A) hereto, as amended by the present First Supplemental Agreement and as the same may from time to time be amended or supplemented;

"New Manager's Undertaking" means the manager's undertaking to be granted by the Manager in favour of the Bank in form and substance satisfactory to the Bank in relation to the Collateral Vessel pursuant to which the Manager will subrogate its rights to the Loan throughout the Facility Period;

"Mortgages" means:
(a)           the first preferred Marshall Islands Ship Mortgage dated 7th June 2007 made between the Borrower and the Bank as same may be further amended (the "Mortgage on Vessel A");  and
(b)           the Collateral Mortgage; and

"Vessels" means:
(a)           the m.v. Manolis P. built in 1995, being of 14962 tons gross, 7579 tons net, currently registered under the flag of the Republic of the Marshall Islands with Official Number 2849  in the name of the Borrower (hereinafter called "Vessel A") and
(b)           the Collateral Vessel;
and "a Vessel" means either of them as the context may require.

1.2           Unless the context otherwise requires, all words and expressions defined in the Original Loan Agreement shall have the same meaning when used in this First Supplemental Agreement; words denoting the plural number shall be deemed to include the singular, and words denoting persons shall be deemed to include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental authorities and vice-versa.

1.3           References to Clauses and Recitals are to clauses of and the recitals to this First Supplemental Agreement; references to this First Supplemental Agreement include the Recitalsand references in this First Supplemental Agreement to any document are (unless the context otherwise requires) to be interpreted to that document as amended, novated, supplemented or replaced from time to time.

2.	CONDITIONS PRECEDENT AND SUBSEQUENT

2.1           Conditions precedent

Save for Clause 3 (which shall take effect immediately upon the execution of this First Supplemental Agreement) before any of the provisions of this First Supplemental Agreement shall take effect the Borrower shall have delivered or cause to be delivered to or to the order of the Bank in form and substance satisfactory to the Bank the following documents and evidence accompanied where necessary by certified translation into the English language and containing such legalisations and/or attestations as the Bank may require:-

(a)           This First Supplemental Agreement and the Additional Security Documents in favour of the Bank, duly executed by the relevant Security Party and in the case of the Collateral Mortgage registered with second priority at the competent port of registry;

(b)           Official Certificate of Goodstanding of each of the Borrower, the Corporate Guarantor and the Additional Corporate Guarantor;

(c)           Duly legalised copies of minutes of properly constituted meetings of all the directors of each of the Borrower and the Additional Corporate Guarantor approving the execution of this First Supplemental Agreement and the Additional  Security Documents to which it is or is to become a party and all matters incidental hereto and thereto;

(d)          The Power of Attorney of each of the Security Parties under which any documents (including this First Supplemental Agreement) are to be executed or transactions undertaken by the Security Parties under or pursuant to this First Supplemental Agreement including for the avoidance of doubt the Additional Corporate Guarantee, the Collateral Mortgage, the Collateral Assignment and the New Manager's Undertaking;

(e)           Copy of the Management Agreement entered into between the Manager and the Additional Corporate Guarantor in respect of the Collateral Vessel;

(f)           Evidence satisfactory to the Bank that the Collateral Vessel is insured in the name of the Additional Corporate Guarantor in accordance with the terms and conditions of the Collateral Mortgage and that appropriate letters of undertaking will be issued in the manner specified by the Collateral Mortgage; and

(g)      Evidence satisfactory to the Bank that the Collateral Vessel maintains the relevant classification free of all requirements and recommendations of the relevant classification society.

2.2           Conditions Subsequent

The Borrower undertakes to deliver or to cause to be delivered to the Bank on or as soon as practicable after the Effective Date:

(a)           Certificate issued by the Ships Register of the Republic of Liberia confirming that the Collateral Vessel is owned by the Additional Corporate Guarantor and that the Collateral Mortgage is duly registered with second priority and other than the First Preferred Mortgage dated 19th January 2009 granted by the Additional Corporate Guarantor to the Bank free of registered encumbrances;

(b)           Photocopies, certified as true, accurate and complete, by a director of the Additional Corporate Guarantor in relation to the Collateral Vessel of the DOC and of the SMC;

(c)      Evidence that the Manager of the Collateral Vessel has obtained certification of compliance with ISPS code;

(d)      Letters of Undertaking issued by hull and machinery brokers and War Risks Association or brokers and Protection and Indemnity Association or Club in form acceptable to the Bank and accompanied by copies of all current policies of insurance, cover notes and certificates of entry in respect of the Collateral Vessel in the name of the Additional Corporate Guarantor; and

(e)           Such legal opinions as the Bank shall require.

2.3           The Bank shall be under no obligation to consent to the amendment of the Loan Agreement if at such time an Event of Default shall have occurred or if any event shall have occurred which with the giving of notice and/or the passage of time and/or the satisfaction of any materiality test would constitute an Event of Default or if an Event of Default would result therefrom.

3.	REPRESENTATIONS AND WARRANTIES

Each of the representations and warranties contained in Clause 4 of the Original Loan Agreement shall be deemed repeated by the Borrower at the date of this First Supplemental Agreement by reference to the facts and circumstances then pertaining, as if references to the Security Documents included this First Supplemental Agreement and as if references to the Security Parties included the Additional Corporate Guarantor.

4.	AMENDMENTS TO THE ORIGINAL LOAN AGREEMENT

4.1           With effect from the Effective Date the Bank hereby consents to continue to make the Loan available to the Borrower.

4.2          The definition of any term defined in any of the Security Documents shall, upon the execution of this First Supplemental Agreement, be modified to the extent necessary to reflect the amendments to the Security Documents made in or pursuant to this First Supplemental Agreement. With effect from the Effective Date the Security Documents shall be amended as follows, and, as so amended, shall be binding on the Borrower and the other Security Parties in accordance with their terms by interpreting all references in any of the Security Documents to the Original Loan Agreement (however described) as references to the Loan Agreement as amended or supplemented by this First Supplemental Agreement:-

4.2.1           by construing all references in the Original Loan Agreement to "the Guarantor", or "such Guarantor" as references to the Corporate Guarantor and the Additional Corporate Guarantor;

4.2.2           by interpreting all references in the Security Documents to the Security Documents as if they included the Αdditional Security Documents;

4.2.3           by interpreting all references in the Security Documents to the Loan Agreement (however described) as references to the Original Loan Agreement as amended and supplemented by this First Supplemental Agreement;

4.2.4           by inserting after the words "Corporate Guarantor" in Clauses 4.8 and 13.4.1 the words "or the Additional Corporate Guarantor" and by inserting after the words  "Corporate Guarantee" in clauses 4.1 (g),  25 (a),  the words "Additional Corporate Guarantee";

4.2.5           by construing all references in the Original Loan Agreement to "the Vessel" or "Vessel" as if they included the Collateral Vessel as well, exception being made in relation to the "Charter" which will be referring only to the Vessel A;

4.2.6           by construing the definitions set out in Clause 1.1 of this First Supplemental Agreement as if they were inserted mutatis mutandis in Clause 1 of the Original Agreement;

4.2.7           by replacing references to "General Assignment", "Mortgage" and "Vessel" and respective definitions by "General Assignments or either of them", "Mortgages or either of them" and "Vessels or either of them" and respective definitions as herein defined;

4.2.8 by inserting in Clause 12.1 the followings new sub-clauses::

"(j)	the Additional Corporate Guarantee executed by the Additional Corporate Guarantor in favour of the Bank;
(k)	the Collateral Mortgage executed by the Additional Corporate Guarantor in favour of the Bank;
(l)	the Collateral Assignment executed by the Additional Corporate Guarantor in favour of the Bank;
(m)	the New Manager's Undertaking."

4.	CONFIRMATION

The Borrower confirms that, subject to the amendments to the Security Documents made in or pursuant to this First Supplemental Agreement, each of the Security Documents referred to in the Original Loan Agreement remains in full force and effect in accordance with its respective terms and is ratified and confirmed.

5.	NOTICES, LAW AND JURISDICTION

The provisions of Clauses 24 and 25 of the Original Loan Agreement shall apply to this Addendum as if they were set out in full and as if references to the Original Loan Agreement were references to this Addendum.

IN  WITNESS whereof the parties hereto have executed this Addendum the day and year first before written.

SIGNED by
Mrs Stephania Karmiri                                                                   )
duly authorised                                                                               )
attorney for and on behalf of                                                        )                    /s /Stephania Karmiri
MANOLIS SHIPPING LIMITED                                                )
in the presence of:-                                                                        )
                   /s/ Loukia M. Michail

SIGNED by
Mrs Stephania Karmiri                                                                   )
duly authorised                                                                               )
attorney for and on behalf of                                                        )                     /s /Stephania Karmiri
SAF-CONCORD SHIPPING LTD                                              )
in the presence of:-                                                                         )
                   /s/ Loukia M. Michail

SIGNED by
…………………………                                                                 )
and John Tsirikos                                                                         )
the duly authorised                                                                      )                      /s/ John Tsirkos
attorneys for and on behalf of                                                    )

EFG EUROBANK ERGASIAS S.A.                                              )
in the presence of:-                                                                           )
                   /s/ Loukia M. Michail

In consideration of the Bank's agreement contained in the First Supplemental Agreement, EUROSEAS LTD. of the Republic of the Marshall Islands hereby acknowledges that its obligations under or pursuant to the Guarantee given by it in favour of the Bank dated 7th June 2007 (the "Guarantee") continue in full force and effect notwithstanding the amendments to, and variations of, the Loan Agreement and the other Security Documents contained in or made pursuant to the First Supplemental Agreement, as if references in the Guarantee to the Loan Agreement were references to the Loan Agreement as amended and supplemented by the First Supplemental Agreement.

ACKNOWLEDGED, AGREED and                                             )
COUNTERSIGNED by                                                                  )
Mrs Stephania Karmiri                                                                   )                    /s /Stephania Karmiri
duly authorised                                                                               )
attorney for and on behalf of                                                        )
EUROSEAS LTD.                                                                           )
in the presence of:-                                                                         )
                   /s/ Loukia M. Michail